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EXhibit 99.1 First Quarter 2005 Results

FOR IMMEDIATE RELEASE                                    FOR MORE INFORMATION:
April 21, 2005                                                  Bill D. Wright
                                                       Chief Financial Officer
                                                                (270) 393-0700



         CITIZENS FIRST CORPORATION ANNOUNCES FIRST QUARTER 2005 RESULTS


BOWLING GREEN, KY - Citizens First Corporation (OTC Bulletin Board: CZFC) today reported its results of operations for the quarter ended March 31, 2005. Mary D. Cohron, President and CEO, reported that the Company's net income on a consolidated basis for the first quarter of 2005 was $451,216, or $0.38 and $0.33 per basic and diluted common share, respectively, compared to net income of $145,608 or $0.17 per basic and diluted common share for the first quarter of 2004. "Citizens First's net income of $451,216 for the first quarter of 2005 is another record for the Company," said Cohron. "Compared to the first quarter of 2004, net income for the first quarter of 2005 increased by $305,608 or 209.9%, and compared to the fourth quarter 2004 total of $408,944, net income increased by $42,272 or 10.3%." Cohron attributes providing exceptional experience and expertise in commercial lending, focusing on asset quality, controlling expenses and providing high quality customer service for the Company's strong financial performance. Citizens First is uniquely positioning itself to be the preeminent commercial lender in a thriving southern Kentucky economy.

Net interest income for the quarter ended March 31, 2005 was $1,746,711, versus $1,378,557 for the same quarter of 2004, an increase of $368,154 or 26.7%. Non-interest income was $331,896 during the first quarter of 2005, compared to $268,724 in the same quarter of 2004, an increase of $63,172 or 23.5%. Included in non-interest income for the first quarter of 2005 is income from the sale of secondary market loans of $82,782, compared to $63,571 in the first quarter of 2004, an increase of $19,211, or 30.2%. Non-interest expense was $1,359,891 for the first quarter of 2005, versus $1,360,873 for the same period of 2004, a decrease of $982.

Asset quality continued to improve during the first quarter of 2005. Past due loans at March 31, 2005, were equal to 0.80% of total loans, compared to 2.01% of total loans at March 31, 2004, an improvement of 1.21%. Non-performing assets at the end of the first quarter of 2005 totaled $673,052, compared to $903,125 at the end of the first quarter of 2004, a decrease of $230,073, or 25.5%. "At Citizens First our first priority is asset quality," said Cohron.

Total assets at March 31, 2005 were $172,098,548, up $7,783,519 or 4.7%, from
$164,315,029 at March 31, 2004. Loans increased $7,145,205, or 5.1%, from
$141,196,440 at March 31, 2004 to $148,341,645 at March 31, 2005. Stockholders'
equity of $18,465,902 equaled 10.7% of total assets as of March 31, 2005.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Company's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.
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CITIZENS FIRST CORPORATION
QUARTERLY CONSOLIDATED STATEMENTS OF OPERATION
(UNAUDITED)
                                                  Financial Highlights
                                                 Quarter       Quarter
                                                  Ended          Ended
                                                 3/31/2005   3/31/2004

Interest Income ............................   $ 2,412,771    $ 2,062,331
Interest Expense ...........................       666,060        683,774
                                               -----------   ------------
Net Interest Income ........................     1,746,711      1,378,557
Provision for Loan Losses ..................        35,000         75,000
                                               -----------   ------------
Net Interest Income after Provision ........     1,711,711      1,303,557
Non-Interest Income ........................       331,896        268,724
Non-Interest Expenses ......................     1,359,891      1,360,873
                                               -----------   ------------
Income before Taxes ........................       683,716        211,408
Income Tax Provision .......................       232,500         65,800
                                               -----------   ------------
Net Income .................................   $   451,216    $   145,608
Preferred Dividends ........................      (128,187)             0
                                               -----------   ------------
Net Income Available for Common Shareholders   $   323,029    $   145,608
                                               ===========   ============
Basic Net Income Per Common Share ..........   $      0.38   $       0.17
Diluted Net Income Per Common Share ........   $      0.33   $       0.17


CONSOLIDATED BALANCE SHEETS
(UNAUDITED)                                     As of         As of
                                              3/31/2005    3/31/2004
                                             (in 000's)   (in 000's)
ASSETS
Cash and cash equivalents ................   $   3,890    $   4,184
Federal funds sold .......................         866            0
Investment securities ....................      12,399       13,692
FHLB stock ...............................         589          518
Mortgage loans held for sale .............       1,142          583
Loans ....................................     148,342      141,196
Allowance for loan losses ................      (1,767)      (1,972)
Other assets .............................       6,638        6,114
                                             ---------    ---------
     Total Assets ........................   $ 172,099    $ 164,315
                                             =========    =========

LIABILITIES
Demand deposits, savings,
  NOW and money market accounts ..........   $  65,352    $  66,417
Time deposits ............................      69,976       63,889
                                             ---------    ---------
    TOTAL DEPOSITS .......................     135,328      130,306
FHLB borrowings ..........................      13,000       13,000
Federal funds purchased and Securities
 sold under agreements to repurchase .....       4,299        7,336
Other borrowings .........................           0        3,000
Other Liabilities ........................       1,006          708
                                             ---------    ---------
    Total Liabilities ....................     153,633      154,350
    Stockholders' Equity .................      18,466        9,965
                                             ---------    ---------
Total Liabilities and Stockholders' Equity   $ 172,099    $ 164,315
                                             =========    =========
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